UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2018

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE, Hickory, North Carolina	28602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On November 8, 2018, CommScope Holding Company, Inc. (“CommScope”) and ARRIS International plc, a public limited company organized under the laws of England and Wales (“ARRIS”), entered into a bid conduct agreement (the “Bid Conduct Agreement”), pursuant to which CommScope has agreed to acquire all of the issued and to be issued ordinary shares, £0.01 nominal value per share (the “Ordinary Shares”), of ARRIS (the “Transaction”) for $31.75 per Ordinary Share (the “Per Share Consideration”) pursuant to the Scheme (as defined below).

Transaction Overview

Upon the terms and conditions set forth in the Bid Conduct Agreement, which has been unanimously approved by each of CommScope’s and ARRIS’ respective board of directors, CommScope has agreed to acquire all of the issued and to be issued Ordinary Shares (other than shares owned by (i) CommScope or any other direct or indirect wholly owned subsidiary of CommScope or (ii) ARRIS or any direct or indirect wholly owned subsidiary of ARRIS) by means of a court-sanctioned scheme of arrangement (the “Scheme”) under Part 26 of the U.K. Companies Act 2006 (provided that the parties reserve the right under the Bid Conduct Agreement to effect the acquisition by means of a contractual takeover offer as defined in section 974 of the U.K. Companies Act 2006 in certain circumstances). At the effective time of the Scheme (the “Effective Time”), each Ordinary Share then outstanding shall automatically be transferred from the ARRIS shareholders in accordance with the Scheme and the Bid Conduct Agreement to CommScope, and the ARRIS shareholders shall cease to have any rights with respect to their Ordinary Shares, except their right to receive the Per Share Consideration, without interest.

Except as summarized below and subject to certain exceptions, the Bid Conduct Agreement provides that, at the Effective Time, 50% of each unvested time-based vesting restricted stock unit or similar award of ARRIS (“RSU”) will become vested and cancelled and converted into the right to receive an amount in cash equal to the Per Share Consideration multiplied by the number of Ordinary Shares so accelerated thereunder, and the remaining 50% of such RSU will be converted into CommScope restricted stock units (or, in the case of cash awards of ARRIS, comparable cash awards of CommScope), but will otherwise remain subject to the original terms and vesting schedule associated with such RSU; provided, that, CommScope may elect to increase the portion of such RSUs that are accelerated and cashed-out at the closing. At the closing, all non-employee director RSUs and all remaining RSUs (including all RSUs with performance-based vesting conditions and all RSUs that have previously vested prior to the Effective Time, but which have not at such time otherwise been settled) will become fully vested and cancelled and converted into the right to receive an amount in cash equal to the Per Share Consideration multiplied by the number of Ordinary Shares subject to such RSUs, with performance for the “performance-based” RSUs deemed to be satisfied at target for all such RSUs other than those granted in 2018, for which performance will be deemed satisfied at a level which results in 150% of the Ordinary Shares under such RSUs vesting. In addition, with respect to each outstanding warrant to purchase Ordinary Shares, the Bid Conduct Agreement provides that ARRIS will use commercially reasonable efforts to cause such warrants to automatically, at the Effective Time, be converted into the right to receive an amount in cash equal to the Per Share Consideration minus the exercise price per Ordinary Share under such warrant multiplied by the number of Ordinary Shares exercisable for such exercise price thereunder.

Conditions to the Transaction

The consummation of the Transaction is subject to various closing conditions, including, among other things, (i) the receipt of certain approvals of the ARRIS shareholders, (ii) the sanction of the Scheme by the High Court of Justice of England and Wales (the “Court”), (iii) the receipt of certain required regulatory approvals or lapse of certain review periods with respect thereto, including those in the U.S., the European Union, Chile, Mexico, Russia and South Africa, (iv) the absence of a Company Material Adverse Effect (as defined in the Bid Conduct Agreement) with respect to ARRIS, (v) the accuracy of representations and warranties (subject, in certain cases, to certain materiality or Company Material Adverse Effect (as defined in the Bid Conduct Agreement) qualifiers, as applicable) and (vi) the absence of legal restraints prohibiting or restraining the Transaction.

Termination Rights

The Bid Conduct Agreement contains certain termination rights for ARRIS and CommScope, including the right to terminate if the Transaction has not been consummated by June 30, 2019 (provided that such date is subject to three, one-month extensions in certain circumstances specified in the Bid Conduct Agreement, including to receive regulatory approvals) (such date, the “Long Stop Termination Date”). Upon termination of the Bid Conduct Agreement under specified circumstances, ARRIS will be required to pay CommScope a termination fee of $58 million, except that the termination fee shall be $29 million in the case of (v) unless an alternative proposal has been received prior to such termination and ARRIS enters into a definitive agreement with respect to an alternative proposal within 12 months of such termination that is subsequently consummated (the “Termination Fee”), including as a result of (i) ARRIS breaching any of its representations, warranties, covenants, or agreements in the Bid Conduct Agreement and failing to cure such breach in accordance with the terms of the Bid Conduct Agreement; (ii) a change of ARRIS’s board of directors’ recommendation under circumstances described in the Bid Conduct Agreement; (iii) ARRIS breaching the no-solicitation covenant in any material respect; (iv) the Bid Conduct Agreement being terminated due to the Transaction not having closed by the Long Stop Termination Date and an alternative proposal having been made and not withdrawn at least 20 business days prior to such termination; (v) the Scheme not being sanctioned by the Court or the requisite shareholder approvals not being obtained; or (vi) an alternative proposal being submitted to ARRIS and ARRIS failing to publicly recommend against such alternative proposal or publicly affirm its recommendation of the Transaction. The Bid Conduct Agreement also provides that CommScope will be required to pay ARRIS a reverse termination fee of $250 million (the “Reverse Termination Fee”) if (i) CommScope breaches any of its representations, warranties, covenants, or agreements in the Bid Conduct Agreement and fails to cure such breach in accordance with the terms of the Bid Conduct Agreement; (ii) CommScope fails to close the Transaction as a result of the full proceeds to be provided to CommScope by the Financing (as defined below) not being available on the date the closing would have occurred, subject to ARRIS’ willingness to close and certain cure rights; or (iii) the Transaction not having closed by the Long Stop Termination Date as a result of failure to obtain required antitrust approvals or a final, non-appealable order is entered relating to antitrust laws prohibiting consummation of the Transaction.

In the event the Transaction fails to close, the parties’ sole and exclusive remedy for any breach, loss or damage will be (i) the right to terminate the Bid Conduct Agreement and receive the Termination Fee or Reverse Termination Fee, as applicable, to the extent payable under the Bid Conduct Agreement as summarized above (and any expenses and interest in the event such fee becomes due and is not paid) or (ii) to seek to enforce the obligations of the other party by a decree of specific performance, subject, in the case that ARRIS seeks specific performance of CommScope’s obligations to effect the closing, to certain limitations and qualifications set forth in the Bid Conduct Agreement, including availability of the proceeds from the Financing.

No Solicitation

ARRIS is not permitted, among other things, to solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making or announcement of any proposal or offer that constitutes, or is reasonably likely to lead to, an acquisition proposal, engage in or participate in any discussions or negotiations regarding any acquisition proposal or provide any non-public information regarding ARRIS for purposes of facilitating any acquisition proposal. Notwithstanding this limitation, ARRIS may, under certain circumstances, provide information to and participate in discussions or negotiations with third parties with respect to certain unsolicited alternative acquisition proposals that its board of directors has determined in good faith, after consultation with its outside financial advisors and legal counsel, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction more likely to promote the success of ARRIS for the benefit of its members as a whole than the Transaction (a “Superior Proposal”). ARRIS’ board of directors may change its recommendation to its shareholders (subject to CommScope’s right to terminate the Bid Conduct Agreement following such change of recommendation) in response to an acquisition proposal that it has determined, after consultation with its outside financial advisors and legal counsel, constitutes a Superior Proposal or in the event of an intervening event if, after providing certain “match” rights with respect thereto, its board of directors determines in good faith that the failure to take such action would be inconsistent with its statutory or fiduciary duties.

Efforts to Consummate

Each of the parties is required to use their respective reasonable best efforts to consummate the Transaction, including effecting certain regulatory filings described in the Bid Conduct Agreement and obtaining all necessary consents and authorizations to consummate the Transaction, subject to certain limitations.

Other Terms of the Transaction

The Bid Conduct Agreement contains customary representations, warranties and covenants for a transaction of this nature. The Bid Conduct Agreement also contains customary mutual pre-closing covenants, including the obligation of ARRIS to conduct its business in the ordinary course consistent with past practice and to refrain from taking certain specified actions without the consent of CommScope.

CommScope intends to fund the Transaction and the related fees, commissions and expenses with a combination of cash on hand, the issuance of equity and new financing. Concurrently with the signing of the Bid Conduct Agreement, CommScope entered into (i) an investment agreement with Carlyle Partners VII S1 Holdings, L.P. (“Carlyle”) and (ii) a debt commitment letter with the Commitment Parties (as defined below), each as described in more detail below (such equity and debt financing, the “Financing”). In the Bid Conduct Agreement, CommScope agreed to use its reasonable best efforts to consummate the Financing and, if any portion of the Financing becomes unavailable, CommScope agreed to use its reasonable best efforts to promptly arrange alternative sources of financing (on terms not materially less favorable to CommScope). There is no financing condition to the Transaction. However, in the event CommScope is unable to obtain the Financing and, as a result, ARRIS subsequently terminates the Bid Conduct Agreement, ARRIS shall be entitled to the Reverse Termination Fee as described above as its sole and exclusive remedy.

The representations, warranties and covenants of CommScope contained in the Bid Conduct Agreement have been made solely for the benefit of ARRIS and the representations, warranties and covenants of ARRIS have been made solely for the benefit of CommScope. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Bid Conduct Agreement, (b) are subject to materiality qualifications contained in the Bid Conduct Agreement which may differ from what may be viewed as material by investors, (c) were made only as of the date of the Bid Conduct Agreement or such other date as is specified in the Bid Conduct Agreement, (d) have been included in the Bid Conduct Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact and (e) with respect to ARRIS, have been qualified by (i) matters specifically disclosed in any reports filed by ARRIS with the SEC prior to the date of the Bid Conduct Agreement and (ii) confidential disclosures made to CommScope in the disclosure letter delivered in connection with the Bid Conduct Agreement. Accordingly, the Bid Conduct Agreement is included with this filing only to provide investors with information regarding the terms of the Bid Conduct Agreement, and not to provide investors with any other factual information regarding CommScope and ARRIS or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CommScope, ARRIS or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Bid Conduct Agreement, which subsequent information may or may not be fully reflected in CommScope’s public disclosures. The Bid Conduct Agreement should not be read alone, but should instead be read in conjunction with the other information regarding CommScope and ARRIS that is or will be contained in, or incorporated by reference into, the other documents that each party files with the SEC.

The foregoing description of the Bid Conduct Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full text of the Bid Conduct Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Debt Commitment Letter

In connection with the Bid Conduct Agreement, CommScope and its wholly owned subsidiary, CommScope, Inc., entered into a debt commitment letter, dated November 8, 2018 (the “Debt Commitment Letter”), with JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (the “Commitment Parties”), pursuant to which the Commitment Parties have agreed to provide a portion of the financing necessary to fund the consideration to be paid pursuant to the terms of the Bid Conduct Agreement, to repay, redeem, defease or otherwise discharge certain third-party indebtedness of ARRIS and to pay fees and expenses related to the foregoing (the “Debt Financing”).

The Debt Financing is anticipated to consist of the following:

•

a senior secured incremental term loan facility in an aggregate principal amount of up to $5.5 billion plus, to the extent the lenders party to CommScope, Inc.’s existing term loan facility do not consent to certain amendments to such facility to permit the Transaction and the Financing, an additional amount of term loans that is sufficient to repay and replace in full the aggregate principal amount of term loans outstanding under the existing term loan credit agreement at the closing;

•	an asset-based revolving credit facility in an aggregate principal amount of up to $750 million; and

•

senior unsecured notes yielding up to $1.0 billion in gross cash proceeds (the “Notes”) and/or, to the extent that the issuance of such Notes yields less than $1.0 billion in gross cash proceeds or such cash proceeds are otherwise unavailable to consummate the Transaction, loans under a senior unsecured bridge loan facility yielding up to $1.0 billion in gross cash proceeds (less the gross cash proceeds received from the Notes and available for use (if any)).

The funding of the Debt Financing is contingent on the satisfaction or waiver of certain conditions set forth in the Debt Commitment Letter, including, without limitation, execution and delivery of definitive documentation consistent with the Debt Commitment Letter. The Debt Commitment Letter will terminate on the earliest of five business days after the Long Stop Termination Date, the date that the Bid Conduct Agreement is terminated and the date of the closing of the Transaction with or without the use of the Debt Financing.

The foregoing description of the Debt Commitment Letter does not purport to be complete, and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

This Current Report does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Investment Agreement

On November 8, 2018, CommScope entered into an Investment Agreement (the “Investment Agreement”) with Carlyle relating to the issuance and sale to Carlyle of 1,000,000 shares of CommScope’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $1.0 billion, or $1,000 per share. The closing of the transaction contemplated by the Investment Agreement is conditioned upon the closing of the Transaction and certain other customary closing conditions, including, among others, obtaining clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

The Series A Preferred Stock will rank senior to the shares of CommScope’s common stock, par value $0.01 per share (the “Common Stock”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CommScope. The Series A Preferred Stock will have a liquidation preference of $1,000 per share. Holders of Series A Preferred Stock will be entitled to a cumulative dividend at the rate of 5.5% per annum, payable quarterly in arrears, as set forth in the Certificate of Designations designating the Series A Preferred Stock, a form of which is attached as Annex I to the Investment Agreement (the “Certificate of Designations”). If CommScope does not declare and pay a dividend and in certain other circumstances relating to failure to pay or deliver redemption prices, the dividend rate will increase by 2.5% to 8.0% per annum (which rate will increase by an additional 0.50% every three months, subject to a cap of 11.0% per annum) until all accrued but unpaid dividends, or redemption prices, have been paid in full. Dividends shall be payable in cash or in kind, through the issuance of additional shares of Series A Preferred Stock, or a combination of both, at the option of CommScope.

The Series A Preferred Stock will be convertible at the option of the holders at any time into shares of Common Stock at an initial conversion price of $27.50 per share and an initial conversion rate of 36.3636 shares of Common Stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments. At any time after the third anniversary of the date of the issuance of the Series A Preferred Stock (the “Investment Agreement Closing Date”), if the volume weighted average price of the Common Stock exceeds $49.50, as may be adjusted pursuant to the Certificate of Designations, for at least 30 trading days in any period of 45 consecutive trading days (including the final five trading days of any such 45-trading day period), at the election of CommScope, all of the Series A Preferred Stock will be convertible into the relevant number of shares of Common Stock. The issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock, together with all shares of Common Stock issued in respect of equity awards of ARRIS assumed in connection with the Transaction, will be capped at 19.9% of the Common Stock outstanding immediately prior to the closing of the Transaction (the “Conversion Restrictions”) unless and until CommScope obtains shareholder approval (to the extent required under the Nasdaq listing rules) for the issuance of additional shares. If this cap is reached, CommScope will, at its option, either obtain stockholder approval before issuing any shares of Common Stock in excess of the cap or pay the converting holders, in lieu of delivery of shares of Common Stock in excess of the cap, the cash value of such shares.

Holders of Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis. Holders of Series A Preferred Stock will be entitled to a separate class vote with respect to, among other things, amendments to CommScope’s organizational documents that have an adverse effect on the Series A Preferred Stock, issuances by CommScope of securities that are senior to, or equal in priority with, the Series A Preferred Stock and issuances of shares of Series A Preferred Stock after the Investment Agreement Closing Date, other than shares issued as dividends with respect to shares of Series A Preferred Stock issued on the Investment Agreement Closing Date.

On any date during the three months following the eight year and six month anniversary of the Investment Agreement Closing Date (the “Initial Redemption Date”) and the three months following every anniversary of the Initial Redemption Date, holders of Series A Preferred Stock will have the right to require CommScope to repurchase all or any portion of the Series A Preferred Stock at 100% of the liquidation preference thereof plus all accrued but unpaid dividends (the “Redemption Price”), in cash or, at CommScope’s option, a combination of cash and shares of Common Stock.

Upon certain change of control events involving CommScope, CommScope will have the right, subject to the holder’s right to convert prior to such redemption, to redeem all of the Series A Preferred Stock for the greater of (i) an amount in cash equal to the sum of the liquidation preference of the Series A Preferred Stock, all accrued but unpaid dividends and, if the applicable redemption date is prior to the fifth anniversary of the first dividend payment date, the present value, discounted at a rate of 10%, of any remaining scheduled dividends through the five year anniversary of the first dividend payment date, assuming CommScope chose to pay such dividends in cash and (ii) the consideration the holders would have received if they had converted their shares of Series A Preferred Stock into Common Stock immediately prior to the change of control event. To the extent that CommScope does not exercise the redemption right described in the foregoing sentence, following the effective date of any such change of control event, the holders of Series A Preferred Stock can require CommScope to repurchase the Series A Preferred Stock at the greater of (i) an amount in cash equal to 100% of the liquidation preference thereof plus all accrued but unpaid dividends and (ii) the consideration the holders would have received if they had converted their shares of Series A Preferred Stock into Common Stock immediately prior to the change of control event.

Pursuant to the Investment Agreement, CommScope has agreed to increase the size of its board of directors in order to elect, as of the Investment Agreement Closing Date, two individuals designated by Carlyle (the “Designees”) to the board of directors for a term expiring at the 2020 annual meeting of CommScope’s stockholders. At the 2020 annual meeting of CommScope’s stockholders, CommScope will nominate the Designees for election as directors with a term expiring at the subsequent annual meeting of CommScope’s stockholders.

So long as Carlyle or its affiliates beneficially own shares of Series A Preferred Stock and/or shares of Common Stock issued upon conversion of Series A Preferred Stock (“Conversion Common Stock”) that represent, on an as converted basis, at least 50% of Carlyle’s initial shares of Series A Preferred Stock on an as-converted basis, Carlyle will have the right to designate a total of two directors for election to CommScope’s board of directors. So long as Carlyle or its affiliates beneficially own shares of Series A Preferred Stock and/or Conversion Common Stock that represent, on an as converted basis, at least 5% of the then-outstanding Common Stock, on an as-converted basis, Carlyle will have the right to designate a total of one director for election to CommScope’s board of directors.

At the 2020 annual meeting of CommScope’s stockholders, CommScope will include in its proxy statement a proposal to approve the issuance of shares of Common Stock to Carlyle in connection with any future conversion or redemption of the Series A Preferred Stock into Common Stock and in connection with any issuance of Common Stock pursuant to Carlyle’s participation rights under the Investment Agreement that would, absent such approval, violate Nasdaq Listing Rule 5635.

Carlyle will be subject to certain standstill restrictions, including that Carlyle will be restricted from acquiring additional securities of CommScope, until the earlier of (i) the occurrence of certain change of control events involving CommScope and (ii) the later of (a) the three year anniversary of the Investment Agreement Closing Date and (b) the date no Carlyle designee serves on CommScope’s board of directors and Carlyle has no rights (or has irrevocably waived its rights) to designate directors for election to CommScope’s board. Subject to certain customary exceptions, Carlyle will be restricted from transferring the Series A Preferred Stock or Conversion Common Stock until the earlier of (i) the 18 month anniversary of the Investment Agreement Closing Date and (ii) the occurrence of certain change of control events involving CommScope.

Carlyle and its affiliates will have certain customary registration rights with respect to the Series A Preferred Stock and the Conversion Common Stock pursuant to the terms of a registration rights agreement, a form of which is attached as Annex II to the Investment Agreement.

The foregoing description of the terms of the Series A Preferred Stock, the Investment Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement and the annexes thereto, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

As described in Item 1.01, under the terms of the Investment Agreement, CommScope has agreed to issue shares of Series A Preferred Stock to Carlyle. This issuance and sale will be exempt from registration under the Securities Act, pursuant to Section 4(a)(2) of the Securities Act. Carlyle represented to CommScope that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series A Preferred Stock is being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing the shares of Series A Preferred Stock or Conversion Common Stock.

Forward-Looking Statements

This Current Report includes forward-looking statements that reflect the current views of CommScope or ARRIS with respect to future events and financial performance, including the proposed acquisition by CommScope of ARRIS. These statements may discuss goals, intentions or expectations as to future plans, trends, events, results of operations or financial condition or otherwise, in each case, based on current beliefs of the management of CommScope and/or ARRIS, as well as assumptions made by, and information currently available to, such management. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the control of CommScope and ARRIS, including, without limitation: failure to obtain applicable regulatory approvals in a timely manner, on acceptable terms or at all, or to satisfy the other closing conditions to the proposed transactions; the risk that CommScope will be required to pay the Reverse Termination Fee under the Bid Conduct Agreement; the risk that CommScope will not successfully integrate the ARRIS business or that CommScope will not realize estimated cost savings, synergies, growth or other anticipated benefits, or that such benefits may take longer to realize than expected; risks relating to unanticipated costs of integration; the potential impact of announcement or consummation of the proposed acquisition on relationships with third parties, including customers, employees and competitors; failure to manage potential conflicts of interest between or among customers; integration of information technology systems; conditions in the credit markets that could impact the costs associated with financing the acquisition; the possibility that competing offers will be made; and other factors beyond the control of CommScope and/or ARRIS.

These and other factors are discussed in greater detail in the reports filed by CommScope and ARRIS with the U.S. Securities and Exchange Commission, including CommScope’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended September 30, 2018 and ARRIS’ Quarterly Report on Form 10-Q for the period ended June 30, 2018. Although the information contained in this Current Report represents the best judgment of CommScope and/or ARRIS as of the date of this Current Report based on information currently available and reasonable assumptions, neither CommScope nor ARRIS can give any assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, CommScope cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date made. Neither CommScope nor ARRIS is undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number:	Description
2.1	Bid Conduct Agreement, dated November 8, 2018, by and between CommScope Holding Company, Inc. and ARRIS.*
10.1	Investment Agreement, dated November 8, 2018, by and between CommScope Holding Company, Inc. and Carlyle Partners VII S1 Holdings, L.P.
10.2	Commitment Letter, dated November 8, 2018, by and among CommScope Holding Company, Inc., CommScope, Inc., JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc.

*	This filing excludes schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommScope Holding Company, Inc.
Date: November 8, 2018

	By:	/s/ Alexander W. Pease
	Name:	Alexander W. Pease
	Title:	Executive Vice President and Chief Financial Officer